Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ambarella, Inc. of our report dated March 31, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ambarella Inc.’s Annual Report on Form 10-K for the year ended January 31, 2021.

/s/ PricewaterhouseCoopers LLP
San Jose, California
November 19, 2021